SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

John Hancock Tax-Advantaged Dividend Income Fund
601 Congress Street
Boston, MA 02210-2805

March 17, 2008
Dear [Name of Financial Adviser]:
The John Hancock Tax-Advantaged Dividend Income Fund’s annual shareholder meeting will be held at the fund’s offices, 601 Congress Street, Boston, Massachusetts, on Monday, March 31, 2008, at 10:00 a.m. Eastern Time. We ask that you urge your clients to immediately vote the GOLD proxy card, which they have received in the mail, to reelect James F. Carlin and William H. Cunningham to the current Board of Trustees.
Messrs. Carlin and Cunningham are very experienced in overseeing closed-end funds. They have a proven track record of protecting the long-term interests of all shareholders. Thanks to the leadership of the existing Board:
•	The fund produces attractive distributions, the majority of which are designed to qualify for a maximum 15% federal income tax rate — the fund’s distribution rate was 8.92% based on the fund’s February 29, 2008 market value (an 8% distribution taxed at 15% is comparable to a 10% distribution taxed at the maximum federal rate of 35%).

•	The fund’s net expenses, paid by fund shareholders, are consistently below its Lipper peer group median.

•	The fund’s NAV discount of 5.93% as of February 29, 2008 places it in the upper half of its Lipper peer group or 85 basis points (0.85%) better than the Lipper peer group average.
The Board has taken steps that continue to show improved discounts as reflected on the chart below.
Source: Bloomberg data
Your clients may have received another proxy from a hedge fund called Western Investment LLC (“Western”) trying to unseat Messrs. Carlin and Cunningham with two dissident candidates. Please ask your clients NOT to vote Western’s proxy. Western has a history of initiating a proxy contest shortly after acquiring a sizeable stake in a fund. We believe that the hedge fund is interested in a short-term event that it can leverage to make a quick profit at the expense of long-term shareholders. More recent Western filings also indicate that it is interested in actions that the fund’s Board has already implemented, such as a distribution policy and share repurchase at a discount to NAV. If your clients have previously returned any proxy card sent to them by Western, they can still revoke their vote by voting the GOLD proxy card.
PLEASE ASK YOUR CLIENTS TO VOTE THE GOLD PROXY CARD TO SUPPORT THEIR FUND’S LONG-TERM INVESTMENT STRATEGIES OF TAX-ADVANTAGED DIVIDEND INCOME.
Very truly yours,
Keith Hartstein, President

Your Clients’ Votes Are Very Important
Please Urge Your Clients to Vote Their Shares Promptly
There are 3 Ways to Vote:
1.	By executing the GOLD proxy card they would have received in the mail

2.	By telephone

3.	By Internet
Instructions for executing proxy card:
Sign, date and mail the GOLD proxy card.
Instructions for voting by telephone or internet:
If your clients’ shares are held in a brokerage or bank account, they can also vote by telephone or internet.

To vote by telephone:	call 1-800-454-8683

To vote by internet:	visit www.proxyvote.com
Please have your clients consult the GOLD proxy card and the materials they receive from their broker or bank for further information.
The Board of Trustees recommends that your clients vote to re-elect the two experienced Trustees of their fund. Their fund has filed a proxy statement with the Securities and Exchange Commission regarding the matters to be acted upon at the 2008 Annual Meeting. Shareholders are urged to carefully review the proxy statement and their fund’s other proxy materials, when available, because they contain important information. This letter may be deemed to be solicitation material with respect to the proxy statement. Investors may obtain a free copy of the proxy statement and other proxy materials (when available) at the Securities and Exchange Commission’s web site at www.sec.gov. Investors may also obtain free copies of the proxy statement and other documents filed by the fund in connection with the Annual Meeting by directing a request to:
The Altman Group
1200 Wall Street West
Lyndhurst, NJ 07071
(866) 745-0264
(toll free)
Please ask your clients NOT to send back any WHITE proxy card they receive, even to vote against the dissident slate. Doing so will cancel any prior vote they cast for their current Board. Please ask your clients to return only the GOLD proxy card. If they have already returned a WHITE proxy card, they have the right to change their vote. They can still support their Board by returning a GOLD proxy card. Only the latest dated proxy card will count.
The performance data contained within this material represents past performance, which does not guarantee future results. Performance, especially for short time periods, should not be the sole factor in making your investment decision. Statements in this letter that are not historical facts are forward-looking statements as defined by United States securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond the fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.